Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:
John N. Hatsopoulos
American DG Energy Inc.
781.622.1120
john.hatsopoulos@americandg.com

Media Contact:
Barry J. Sanders
American DG Energy Inc.
781.522.6010
barry.sanders@americandg.com

American DG Energy Chief Financial Officer Anthony S. Loumidis Resigns

Mr. Loumidis will remain as consultant and financial advisor to the Company

WALTHAM, Mass. - September 27, 2013 - American DG Energy Inc. (NYSE MKT: ADGE), a leading On‑Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, today announced that Anthony S. Loumidis has resigned from his position as Chief Financial Officer, Secretary and Treasurer to pursue other professional opportunities. Mr. Loumidis has been the Company’s Chief Financial Officer since 2004 and Secretary and Treasurer since 2001.

“We would like to thank Anthony for his leadership and contributions to the Company,” said John N. Hatsopoulos, Chief Executive Officer of American DG Energy Inc. “Anthony has been highly committed to this organization and has been instrumental in positioning the Company for continued growth in the future. We wish Anthony the best of luck in his new endeavor.”

The Company has initiated a search and has been interviewing with candidates to fill this position.

On-Site Utility
American DG Energy sells the energy produced from an onsite energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation and operating expenses are paid by American DG Energy.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through its On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy (NYSE MKT: ADGE) reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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